Exhibit 10.5

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (“Amendment”), effective as of April 25, 2016, is entered into by and between PEDEVCO Corp., as successor-in-interest to Pacific Energy Development Corp. (herein referred to as the “Company”), and Gregory Overholtzer.

WITNESSETH:

WHEREAS, the Company and you have entered into an employment letter agreement, dated June 16, 2012 (the “Agreement”), concerning the employment of you as Vice President, Finance and Controller, of the Company; and

WHEREAS, the parties wish to amend the Agreement to revise certain terms of your Agreement as set forth therein in order to reduce Company costs and make certain other changes as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.	Section 2 of the Agreement is amended and restated in full to read as follows:

“Term.  The term of this Agreement shall commence on June 16, 2012 and shall continue until your employment is terminated by the Company or you, provided, however, that the Company may not terminate your employment other than for “Cause” prior to November 1, 2016.”

2.	Section 3(a) of the Agreement is amended and restated in full to read as follows:

“a.      During the term of your employment with the Company you will be paid a base salary of $190,000.00 per annum for this exempt position (my “Base Salary”), paid bi-monthly in arrears in accordance with the customary payroll practices of the Company.”

Amendment to Overholtzer Employment Agreement

3.	Sections 8(a) and 8(b) of the Agreement are amended and restated in full to read as follows:

“a.      With or without cause, you and the Company may each terminate this Agreement at any time upon thirty (30) days written notice, and the Company will be obligated to pay you the compensation and expenses due up to the date of the termination.  Notwithstanding the forgoing sentence, in the event the Company terminates your employment without “Cause” prior to November 1, 2016, the Company will continue to pay to you your then-current Base Salary through October 31, 2016, payable bi-monthly in arrears in accordance with the customary payroll practices of the Company (collectively, the “Separation Payment”), and immediately accelerate by six (6) months the vesting of all outstanding Company restricted stock and options exercisable for Company capital stock then held by you, with all vested Company options held by you (including accelerated options) remaining exercisable for a period of twelve (12) months following your date of Separation from Service (as defined in Section 409A of the Internal Revenue Code, as amended), in exchange for a full and complete release of claims against the Company, its affiliates, officer and directors in a form reasonably acceptable to the Company (the “Release”).  For purposes of this provision, “Cause” means your (1) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (2) fraud on or misappropriation of any funds or property of the Company or any of its affiliates, customers or vendors; (3) act of material dishonesty, willful misconduct, willful violation of any law, rule or regulation, or breach of fiduciary duty involving personal profit, in each case made in connection with your responsibilities as an employee, officer or director of the Company and which has, or could reasonably be deemed to result in, a Material Adverse Effect upon the Company (a defined below); (4) illegal use or distribution of drugs; (5) willful material violation of any policy or code of conduct of the Company; or (6) material breach of any provision of this Agreement or any other employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by you for the benefit of the Company or any of its affiliates, all as reasonably determined in good faith by the Board of Directors of the Company.  However, an event that is or would constitute “Cause” shall cease to be “Cause” if you reverse the action or cures the default that constitutes “Cause” within 10 days after the Company notifies you in writing that Cause exists.  No act or failure to act on your part will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that such action or omission was in the best interests of the Company.  Any act or failure to act that is based on authority given pursuant to a resolution duly passed by the Board, or the advice of counsel to the Company, shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.  For purposes of this Agreement, “Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Company or its subsidiaries, taken as a whole.

b.      Notwithstanding any provision in this Agreement to the contrary, if you have not delivered to the Company an executed Release on or before the fiftieth (50th) day after the date of termination of this Agreement, you shall forfeit all of the payments and benefits described in this Section.”

4.
I agree and acknowledge that effective upon the later to occur of (i) the date hereof and (ii) formal appointment by the Company’s Board of Directors, I shall serve as the Chief Financial Officer of the Company at the pleasure of the Board, and be removed from the office of Vice President, Finance and Controller.

5.	Except to the extent modified hereby, the Agreement shall remain in full force and effect.

6.	This Amendment shall be binding upon and inure to the benefit of the parties and their successors and assigns.

[Signature Page Follows]

Amendment to Overholtzer Employment Agreement

IN WITNESS WHEREOF, the parties have caused the Amendment to be executed as of the date and year first referenced above.

“The Company”	PEDEVCO Corp.

Date: April 25, 2016	/s/ Michael L. Peterson
Michael L. Peterson
President and Chief Financial Officer

Date: April 25, 2016
/s/ Gregory Overholtzer
Gregory Overholtzer

Amendment to Overholtzer Employment Agreement